China Housing Reports Preliminary Contract Sales Results for Second Quarter of 2010

Press Release Source: China Housing & Land Development, Inc. On Wednesday July 14, 2010, 9:01 am EDT

XI'AN, China, July 14 /PRNewswire-Asia-FirstCall/ -- China Housing & Land Development, Inc., ("China Housing" or the "Company," Nasdaq: CHLN) today reported preliminary contract sales results for its second quarter ended June 30, 2010.

During the second quarter ended June 30, 2010, contract sales of China Housing and Land Development, Inc. (the "Company" or "China Housing") totaled RMB 266.6 million (US$39.4 million), representing a 93.2% increase from RMB 138 million (US$20.4 million) for the second quarter of 2009 but a 14% decrease from the RMB 310 million (US$45.8 million) in sales for the first quarter of 2010. The Company's average residential selling price per square meter in the second quarter of 2010 was RMB 5,460, a 23% increase from RMB 4,432 in the second quarter of 2009 and a 7% increase from RMB 5,099 in the first quarter of 2010.

Contract sales are reported under the percentage of completion accounting method for revenue recognition and may not be fully recognized in the second quarter.

According to data from E-House (China) and the Xi'an Bureau of Statistics, Xian's residential sales in the second quarter of 2010 totaled 3.0 million square meters with an average selling price of RMB 5,862, a 26% increase in sales volume and 6% increase in sales price compared to the first quarter of 2010. In the second quarter of 2009, residential sales totaled 2.9 million square meters with an average sales price of RMB 4,714 per square meter. Total sales volume and sales price increased 5% and 24%, respectively, on a year-on-year basis.

Mr. Xiaohong Feng, Chief Executive Officer of China Housing & Land Development, said, "Our second quarter contract sales were impacted by national policies implemented in April of 2010 to curb speculation in the real estate market. In spite of the lower sequential sales, our average residential sales price improved and our contract sales performance was significantly higher than the second quarter of 2009. The majority of revenue was generated from our JunJing Two Phase II and Puhua Phase One projects."

"To minimize the impact of the national policies, we are shifting our product mix slightly and focusing on projects that are geared more toward first time and middle income buyers that desire affordable, smaller apartments. As a result of the recent success we have had with sales initiatives in Xinjiang Autonomous Region, we have augmented our marketing efforts to focus on well-paid workers in surrounding provinces. Many of the working professionals in surrounding regions are originally from Xi'an and are interested in buying first time residences for their families. These workers are often 'cash' purchasers, since they do not require a mortgage, they are not impacted by national mortgage polices. During our first factory visit in early July, we were able to make roughly fifty all-cash sales to first time home buyers. We plan to continue organizing sales teams to generate new sales opportunities in the nearby Xinjiang, Gansu and Qinghai provinces. Through the implementation of a proactive marketing effort, we aim to maximize sales during these turbulent times."

"Our development plans for our existing projects, Puhua Phase Two and JunJing III, remain on schedule. Within four days of initiating sales ending June 30th, JunJing III had secured paid deposits for approximately 70% of the apartment units available. We also believe that Xi'an's real estate market will enjoy greater market stability as compared to other Tier 1 cities in China and that macro policies tied to the government's 'Go West' strategy will have a favorable impact on Xi'an and our operations for now and in the future. We look forward to providing greater insight into our performance when we report our second quarter 2010 financial results in mid-August."

About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China's Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ. The Company's news releases, project information, photographs, and more are available on the internet at http://www.chldinc.com ..

Safe Harbor Statement

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in any attachments are as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Mr. Cangsang Huang
Chief Financial Officer
Tel:     +86-29-8258-2648 in Xi'an
Email: chuang@chldinc.com

Ms. Jing Lu
Chief Operating Officer, Board Secretary, and Investor Relations Officer
Tel:     +86-29-8258-2639 in Xi'an
Email: jinglu@chldinc.com

Mr. Shuai Luo
Investor Relations
Tel:     +86-29-8258-2632 in Xi'an
Email: laurentluo@chldinc.com

Mr. Bill Zima, ICR
Tel:     +1-203-682-8200 in United States
Email: William.Zima@icrinc.com

Ms. Annie Chen, ICR
Tel:     +86-10-6599-7966 in Beijing
Email: Annie.Chen@icrinc.com